Exhibit 99.1

BED BATH & BEYOND INC. REPORTS NET EARNINGS

FOR FISCAL SECOND QUARTER

•              Net Earnings for Quarter of $.46 per Diluted Share

•              Quarterly Net Sales Increase by 4.9%

•              Quarterly Comparable Store Sales Decrease by 0.1%

UNION, New Jersey, September 24, 2008 --- Bed Bath & Beyond Inc. today reported net earnings of $.46 per diluted share ($119.3 million) in the fiscal second quarter ended August 30, 2008, compared with net earnings of $.55 per diluted share ($147.0 million) in the same quarter a year ago.  Net sales for the fiscal second quarter of 2008 were approximately $1.854 billion, an increase of approximately 4.9% from net sales of approximately $1.768 billion reported in the fiscal second quarter of 2007.  Comparable store sales in the fiscal second quarter of 2008 decreased by approximately 0.1%, compared with an increase of approximately 2.2% in last year’s fiscal second quarter.

For the fiscal first half ended August 30, 2008, the Company reported net earnings of $.76 per diluted share ($196.0 million) compared with net earnings of $.92 per diluted share ($251.7 million) in the corresponding period a year ago.  Net sales for the fiscal first half of 2008 were approximately $3.502 billion, an increase of approximately 5.5% from net sales of approximately $3.321 billion in the corresponding period a year ago.  Comparable store sales for the fiscal first half of 2008 increased by approximately 0.3%, compared with an increase of approximately 1.9% in last year’s fiscal first half.

As of August 30, 2008, the Company had a total of 994 stores, including 903 Bed Bath & Beyond stores (13 of which were opened during the fiscal second quarter, including a second store in Canada) in 49 states, the District of Columbia, Puerto Rico and Canada, 41 Christmas Tree Shops stores, 10 buybuy BABY stores, and 40 stores under the names of Harmon or Harmon Face Values. Consolidated store space as of August 30, 2008 was approximately 30.8 million square feet. Since the beginning of the fiscal third quarter on August 31, 2008, 4 additional Bed Bath & Beyond stores and 1 additional Christmas Tree Shops store have been opened.   In addition, through a joint venture, the Company operates 2 stores in Mexico under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market and fuel costs; changes in the retailing environment and consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; and matters arising out of or related to the

Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any tax implications relating to the Company’s stock option grants, the outcome of a shareholder derivative action filed against certain of the Company’s officers and directors and related matters, and the possibility of other private litigation relating to such stock option grants and related matters.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:
Ronald Curwin	(908) 855-4550
Kenneth C. Frankel	(908) 855-4554
Lisa S. Kaplowitz	(908) 855-4083

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	August 30,	September 1,	August 30,	September 1,
	2008	2007	2008	2007

Net sales	$1,853,892	$1,767,716	$3,502,383	$3,321,009

Cost of sales	1,114,571	1,035,558	2,107,062	1,942,742

Gross profit	739,321	732,158	1,395,321	1,378,267

Selling, general and administrative expenses	551,900	511,121	1,089,081	1,002,839

Operating profit	187,421	221,037	306,240	375,428

Interest income	2,946	6,717	7,476	16,607

Earnings before provision for income taxes	190,367	227,754	313,716	392,035

Provision for income taxes	71,099	80,746	117,671	140,380

Net earnings	$119,268	$147,008	$196,045	$251,655

Net earnings per share - Basic	$0.46	$0.55	$0.76	$0.93
Net earnings per share - Diluted	$0.46	$0.55	$0.76	$0.92

Weighted average shares outstanding - Basic	256,726	266,069	256,680	269,817
Weighted average shares outstanding - Diluted	258,979	269,531	259,121	273,890

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	August 30,	September 1,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$288,556	$122,963
Short term investment securities	10,000	460,771
Merchandise inventories	1,810,313	1,602,677
Other current assets	282,771	288,621

Total current assets	2,391,640	2,475,032

Long term investment securities	286,946	32,152
Property and equipment, net	1,123,651	994,344
Other assets	330,104	316,203

	$4,132,341	$3,817,731
Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$654,626	$649,052
Accrued expenses and other current liabilities	255,422	255,904
Merchandise credit and gift card liabilities	170,331	151,557
Current income taxes payable	11,131	49,518

Total current liabilities	1,091,510	1,106,031

Deferred rent and other liabilities	205,644	175,107
Income taxes payable	77,449	115,926

Total liabilities	1,374,603	1,397,064

Total shareholders’ equity	2,757,738	2,420,667

	$4,132,341	$3,817,731

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Six Months Ended
	August 30,	September 1,
	2008	2007
Cash Flows from Operating Activities:

Net earnings	$196,045	$251,655
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	87,138	75,177
Amortization of bond premium	—	1,123
Stock-based compensation	21,604	20,562
Tax benefit from stock-based compensation	266	470
Deferred income taxes	(17,565)	(30,227)
Other	155	—
Increase in assets, net of effect of acquisition:
Merchandise inventories	(193,332)	(82,369)
Trading investment securities	(1,740)	(2,117)
Other current assets	(34,906)	(31,180)
Other assets	(928)	(312)
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	102,476	51,824
Accrued expenses and other current liabilities	(2,907)	8,556
Merchandise credit and gift card liabilities	(921)	4,280
Income taxes payable	(61)	2,027
Deferred rent and other liabilities	12,725	8,437

Net cash provided by operating activities	168,049	277,906

Cash Flows from Investing Activities:

Redemption of held-to-maturity investment securities	—	188,669
Purchase of available-for-sale investment securities	—	(644,330)
Redemption of available-for-sale investment securities	31,350	841,305
Capital expenditures	(106,711)	(153,296)
Investment in unconsolidated joint venture, including fees	(4,764)	—
Payment for acquisition, net of cash acquired	—	(85,893)

Net cash (used in) provided by investing activities	(80,125)	146,455

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	12,779	10,576
Excess tax benefit from stock-based compensation	4,394	2,971
Repurchase of common stock, including fees	(40,625)	(528,326)

Net cash used in financing activities	(23,452)	(514,779)

Net increase (decrease) in cash and cash equivalents	64,472	(90,418)

Cash and cash equivalents:
Beginning of period	224,084	213,381
End of period	$288,556	$122,963